Exhibit 99.1

Tri-State 1st Banc, Inc.

16924 St. Clair Avenue

East Liverpool, Ohio 43920

(330) 385-9200

Financial Earnings Release

August 3, 2004

Contacts:	Charles B. Lang, President
Kevin Anglemyer, Chief Financial Officer

Phone:	(330) 385-9200
Fax:	(330) 386-7452

For Immediate Release

Tri-State 1st Banc Reports Second Quarter Earnings

East Liverpool, OH. – Tri-State 1st Banc, Inc. (NASDAQ “TSEO”), the parent company of 1st National Community Bank and Gateminder Corporation, today reported net income for the second quarter ended June 30, 2004 of $209,104 or $0.23 per diluted share. This is an increase of 15.9% from $180,483 or $0.20 per share for the same prior year period.

The increase in the net income was primarily the result of a $41,829 or 14.1% drop in total interest expense and a $48,552 or 17.3% increase in other operating income. Interest income decreased $17,977 and other operating expenses increased $17,483 for the second quarter.

For the first six months of 2004, net income was $363,389 or $0.41 per diluted share. This is an increase of $0.06 per share or 17.1% from the per share total of $0.35 for the first six months of 2003. Total net income for the six months ending June 30, 2003 was $319,141.

Charles B. Lang, President, stated: “While the improvement in earnings for the quarter was gratifying given the current interest rate environment, we are also pleased with Company asset growth so far this year. Total assets exceeded $93 million on June 30, 2004, showing an increase of $4.3 million or 4.9% over December 31, 2003.

The Company recently announced that it had entered into a definitive agreement to acquire MDH Investment Management Inc., an investment advisory company owned by Dr. Marc D. Hoffrichter. The purchase should be consummated at the end of the third quarter of 2004. At the end of June, the Bank staff moved into a new addition to the main office on St. Clair Avenue in East Liverpool as the Bank continues to progress toward converting that office into its operation center.

News Release – 8/2/04

The Bank operates seven banking offices including five in Columbiana County, Ohio, one in Hancock County, West Virginia and an office in Beaver County, Pennsylvania. The Office of the Comptroller of the Currency chartered 1st National Community Bank in June of 1987 as a national banking association. There are presently 71 employees of the Bank. Charles B. Lang serves as Chairman of the Board of Directors of the Bank.

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